Exhibit 99.2

NANO VIBRONIX, INC.

OPTION AGREEMENT

Made as of the __ day of ____, 20__

BETWEEN:	Nano Vibronix, Inc.

A company incorporated in Delaware

(hereinafter the “Company”)

on the one part

AND:	Name:

I.D. No:

Address:

(hereinafter the “Optionee”)

on the other part

WHEREAS	On November 18, 2004, the Company duly adopted and the Board approved the 2004 Global Share Option Plan (the “Plan”) and Appendix A – Israel to the Plan (the “Israeli Appendix”), forming an integral part of the Plan, a copy of which is attached as Exhibit A hereto; and

WHEREAS	Pursuant to the Plan and the Israeli Appendix, the Company has decided to grant “Options” to purchase “Shares” of the Company to the Optionee, and the Optionee has agreed to accept such grant, subject to all of the terms and conditions set forth in the Plan, the Israeli Appendix and as provided herein;

NOW, THEREFORE, it is agreed as follows:

1.	Preamble and Definitions

1.1	The preamble to this Agreement constitutes an integral part hereof.

1.2	Unless otherwise defined herein, capitalized terms used herein shall have the meaning ascribed to them in the Plan and the Israeli Appendix.

2.	Grant of Options

2.1	The Company hereby grants to the Optionee the number of Options set forth in Exhibit B hereto, each Option shall be exercisable for one Share, upon payment of the Purchase Price as set forth in Exhibit B, subject to the terms and the conditions set forth in the Plan, in the Israeli Appendix and as provided herein.

2.2	The Optionee aknowledges that the Company intends to issue additional shares and to grant additional options to various entities and individuals, as the Company in its sole discretion shall determine.

3.	Period of Option and Conditions of Exercise

3.1	The terms of this Option Agreement shall commence on the Date of Grant and terminate at the Expiration Date set forth in Exhibit B hereto, unless sooner terminated pursuant to the terms of the Plan, the Israeli Appendix or this Option Agreement.

3.2	Options may be exercised only to purchase whole Shares, and in no case may a fraction of a Share be purchased. If any fractional Share would be deliverable upon exercise, such fraction shall be rounded up or down, to the nearest whole number.

4.	Vesting; Period of Exercise

Subject to the provisions of the Plan and the Israeli Appendix, Options shall vest and become exercisable according to the Vesting Dates set forth in Exhibit B hereto, provided that the Optionee is an employee of, or providing services to, the Company and/or its Affiliates on the applicable Vesting Date.

All unexercised Options shall expire (and shall no longer be exercisable) on the Expiration Date set forth in Exhibit B hereto, unless sooner terminated pursuant to the provisions of the Plan.

5.	Exercise of Options

5.1	Options shall be exercised by the Optionee’s written notice to the Company or to any third party designated by the Company (the “Representative”), in such form and method as may be determined by the Company, which exercise shall be effective upon receipt of such notice by the Company and/or the Representative and the payment of the Purchase Price for the number of Shares with respect to which the Option is being exercised, at the Company’s or the Representative’s principal office. The notice shall specify the number of Shares with respect to which the Option is being exercised.

The Purchase Price shall be payable upon the exercise of an Option in cash, cash, check or wire transfer or as otherwise agreed to with the Company.

5.2	In connection with the issuance of Shares upon the exercise of any of the Options, the Optionee hereby agrees to sign any and all documents required by any applicable law and/or by the Company's incorporation documents, including the irrevocable proxy, attached as Exhibit C hereto. The Optionee further agrees that in the event that the Company and its counsel deem it necessary or advisable, in their sole discretion, the issuance of Shares may be conditioned upon certain representations, warranties, and acknowledgments by the Optionee.

5.3	The Optionee shall execute replacements of the irrevocable proxy upon request of the Company.

5.4	The Company shall not be obligated to issue any Shares upon the exercise of an Option if such issuance, in the opinion of the Company, might constitute a violation by the Company of any provision of law.

6.	Restrictions on Transfer of Options and Shares

6.1	The transfer of Options and the transfer of Shares to be issued upon exercise of the Options shall be subject to the limitations set forth in the Plan, the Israeli Appendix, the Company’s incorporation documents, in any shareholders’ agreement to which the holders of common stock of the Company are bound or any applicable law, including securities law of any jurisdiction.

6.2	The Optionee shall not sell or release from trust any Share received upon the exercise of an Approved 102 Option and/or any share received subsequently following any realization of rights, including without limitation, bonus shares, during the Holding Period. Without derogating from the above, if any such sale or release occurs during the Holding Period, the sanctions under Section 102 shall be borne by the Optionee.

6.3	With respect to Unapproved 102 Option, if the Optionee ceases to be employed by the Company or any Affiliate, the Optionee shall extend to the Company and/or its Affiliate a security or guarantee for the payment of tax due at the time of sale of Shares purchased pursuant to any Unapproved 102 Option, all in accordance with the provisions of Section 102.

6.4	The Optionee acknowledges that in the event the Company's shares shall be registered for trading in any public market, the Optionee’s right to sell Shares may be subject to limitations (including a lock-up period), as will be requested by the Company or its underwriters, and the Optionee unconditionally agrees and accepts any such limitations and shall execute all documents in connection therewith.

The Optionee acknowledges that in order to enforce the above restriction, the Company may impose stop-transfer instructions with respect to the Shares purchased pursuant to any Option.

6.5	The Company may refuse to register any transaction with respect to any Shares, which violate, in the opinion of the Company, any applicable laws, rules and regulations.

6.6	The Optionee agrees that the Company shall have the authority to endorse upon the certificate or certificates representing the Shares such legends referring to the foregoing restrictions, and any other applicable restrictions, as it may deem appropriate provided such restrictions are not contrary to express provision of this Option Agreement.

7.	Taxes; Indemnification

7.1	The receipt of the Options and the acquisition of the Shares to be issued upon the exercise of the Options may result in tax consequences. THE OPTIONEE IS ADVISED TO CONSULT A TAX ADVISER WITH RESPECT TO THE TAX CONSEQUENCES OF RECEIVING OR EXERCISING THIS OPTION OR DISPOSING OF THE SHARES.

7.2	Any tax consequences arising from the grant or exercise of any Option, from the sale of Shares covered thereby or from any other event or act (of the Company and/or its Affiliates, the Trustee or the Optionee), hereunder, shall be borne solely by the Optionee. The Company and/or its Affiliates and/or the Trustee shall withhold taxes according to the requirements under the applicable laws, rules, and regulations, including withholding taxes at source. Furthermore, the Optionee hereby agrees to indemnify the Company and/or its Affiliates and/or the Trustee and hold them harmless against and from any and all liability for any such tax or interest or penalty thereon, including without limitation, liabilities relating to withholding any such tax from any payment made to the Optionee.

7.3	The Optionee will not be entitled to receive from the Company and/or the Trustee any Shares allocated or issued upon the exercise of Options prior to the full payment of the Optionee’s tax liabilities arising from Options which were granted to him and/or Shares issued upon the exercise of Options. For the avoidance of doubt, neither the Company nor the Trustee shall be required to release any share certificate to the Optionee until all payments required to be made by the Optionee have been fully satisfied.

7.4	With respect to Approved 102 Options the Optionee hereby acknowledges that he is familiar with the provisions of Section 102, including without limitation the type of Option granted hereunder and the tax implications applicable to such grant. The Optionee accepts the provisions of the trust agreement signed between the Company and the Trustee, attached as Exhibit D hereto, and agrees to be bound by its terms.

8.	Miscellaneous

8.1	No Obligation to Exercise Options. The grant and acceptance of the Options under this Option Agreement imposes no obligation on the Optionee to exercise the Options.

8.2	Confidentiality. The Optionee shall treat the information in this Option Agreement and its exhibits attached hereto as confidential information and the Optionee shall not reveal its contents to anyone except when required by law or for the purpose of gaining legal or tax advice.

8.3	Continuation of Employment or Service. Nothing in the Plan, the Israeli Appendix or this Option Agreement shall be construed as imposing any obligation on the Company or any Affiliate to continue the Optionee’s employment or service. Nothing in the Plan, the Israeli Appendix or this Option Agreement shall confer upon the Optionee any right to continue in the employ or service of the Company and/or any Affiliate or restrict the right of the Company or an Affiliate to terminate such employment or service at any time.

8.4	Entire Agreement. This Option Agreement, together with the exhibits hereto (including the Plan and the Israeli Appendix), constitute the entire agreement between the Optionee and the Company with respect to Options granted hereunder, and supersedes all prior agreements, understandings and arrangements, oral or written, between the Optionee and the Company with respect to the subject matter hereof.

8.5	Failure to Enforce - Not a Waiver. The failure of any party to enforce at any time any provisions of this Option Agreement or the Plan and/or the Israeli Appendix shall in no way be construed to be a waiver of such provision or of any other provision hereof.

8.6	Provisions of the Plan and/or the Israeli Appendix. This Option Agreement and the Options provided for herein are in all respects governed by the Plan and/or the Israeli Appendix.

If there is any contradiction between any provision of this Option Agreement and the Plan or the Israeli Appendix, then, except as otherwise expressly provided in such contrary provision of this Option Agreement, the provisions of the Plan or the Israeli Appendix will prevail.

8.7	Binding Effect. The Plan, the Israeli Appendix and this Option Agreement shall be binding upon the heirs, executors, administrators and successors of the parties hereof.

8.8	Notices. All notices or other communications given or made hereunder shall be in writing and shall be delivered or mailed by registered mail or delivered by email or facsimile with written confirmation of receipt to the Optionee and/or to the Company at the addresses shown above, or at such other place as either party may designate by written notice to the other. The Optionee is responsible for notifying the Company in writing of any change in the Optionee’s address, and the Company shall be deemed to have complied with any obligation to provide the Optionee with notice by sending such notice to the address indicated above.

Company’s Signature:

Name:

Position:

Signature: ________________

I, the undersigned, hereby acknowledge receipt of a copy of the Plan and the Israeli Appendix and accept the Options subject to all of the terms and provisions thereof. I have reviewed the Plan and the Israeli Appendix and this Option Agreement in its entirety, have had an opportunity to obtain the advice of counsel prior to executing this Option Agreement, and fully understand all provisions of the Plan, the Israeli Appendix and this Option Agreement. I agree to notify the Company upon any change in the residence address indicated above.

Date	Optionee’s Signature

Attachments:

Exhibit A:	Nano Vibronix, Inc. 2004 Global Share Option Plan and Appendix A - Israel

Exhibit B:	Terms of the Option

Exhibit C:	Proxy

Exhibit D:	Trust Agreement

EXHIBIT B

TERMS OF THE OPTION

Name of the Optionee:
Date of Grant:
Designation:	• ☐ Approved 102 Option: Capital Gain Option (CGO) ☐; or Ordinary Income Option (OIO) ☐ • ☐ Unapproved 102 Option • 3(i) Option
1. Number of Options granted:
2. Purchase Price:
3. Vesting Dates:

Number of Options	Vesting Date

4.	Expiration Date:

5.	Special Provisions:

5.1 Notwithstanding Section 8.5 of the Plan and in addition thereto, after termination of employment or service, the Optionee may exercise his vested options within a period of ten (10) years after the date of such termination but in no event later that the Expiration Date.

5.2 Notwithstanding anything to the contrary in Section 7.1 of the Plan and in addition thereto, in the event of a Transaction, the Vesting Dates shall be accelerated so that any unvested Option shall be immediately vested in full as of the date which is ten (10) days prior to the effective date of the Transaction, and the Committee shall notify the Optionee that the unexercised Options are fully exercisable for a period of ten (10) days from the date of such notice, and that any unexercised Options shall terminate upon the expiration of such period

___________________	___________________
Optionee	Company

EXHIBIT C

PROXY

The undersigned, as record holder of securities of Nano Vibronix, Inc. described below, hereby irrevocably appoints Harold Jacob the CEO of the Company, then such other person as shall be designated by the Board of Directors of the Company for this purpose, as my proxy to attend all shareholders’ meetings and to vote, execute consents, and otherwise represent me with respect to all shares acquired pursuant to the Nano Vibronix, Inc. 2004 Global Share Option Plan and/or any other shares received with respect to such shares, including without limitation, bonus shares, in the same manner and with the same effect as if the undersigned were personally present at any such meeting or voting such securities or personally acting on any matters submitted to shareholders for approval or consent.

This proxy is made pursuant the Nano Vibronix, Inc. 2004 Global Share Option Plan dated, November 18, 2004.

The Shares shall be voted by the proxy holder in the same proportion as the votes of the other shareholders of the Company.

This proxy is irrevocable as it may affect the rights of third parties.

The irrevocable proxy will remain in full force and effect until the consummation of an initial public offering of the Company’s securities, upon which event, it will terminate automatically.

NAME	SIGNATURE	DATE

NOTE: This proxy must be signed exactly as the shareholder’s name appears on his share certificate. Joint shareholders must each sign this proxy. If signed by an attorney in fact, the Power of Attorney must be attached